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                            STOCK PURCHASE AGREEMENT


         Stock Purchase Agreement entered into on this 9th day of April, 1999 between Archery Capital LLC (the "Purchaser") and M.H. Meyerson & Co., Inc., a New Jersey corporation, having an office at 525 Washington Boulevard, Jersey City, New Jersey 07310 (the "Seller").

                             W I T N E S S E T H:
                             -------------------

     1. Purchaser hereby buys from Seller, and Seller hereby sells to Purchaser, five hundred thousand (500,000) shares of Seller=s common stock at a purchase price of $5.00 per share, effective on the date hereof.

     2. Purchaser is hereby transmitting the purchase price of $2,500,000 by wire transfer of good funds to Seller's account as described on Schedule A. The stock certificate or certificates representing the shares being sold to Purchaser shall be issued and delivered, following receipt of payment.

     3. The certificates representing the shares being sold to Purchaser are not registered under federal or state securities laws but are being sold in reliance upon the exemption from registration under Section [4]2 of the Securities Act of 1933, as amended and may only be resold in accordance herewith. Purchaser is hereby afford one demand registration right and unlimited piggyback rights to have the shares purchased registered for resale in a registration statement which Purchaser may require Seller to file from and after May 1, 1999 or, with respect to piggybacks, may require Seller to file in any registration statement hereafter filed by Seller on a form permitting the addition of such shares. Purchaser shall include at least 100,000 shares in any demand or piggyback registration and the rights to have such shares registered shall lapse at such


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time as Purchaser is entitled to sell all of its then remaining shares purchased hereunder without registration.

     4. This Agreement has been duly executed and delivered by each of the parties and shall be construed and enforced in accordance with the laws of the State of New York. Purchaser may allocate the shares purchased to such investors as shall be "accredited investors" within the meaning of U.S. securities laws.

     IN WITNESS WHEREOF, this Agreement has been entered into on the day and year first above written.

                                        ARCHERY CAPITAL LLC - Purchaser


                                        By: /s/ Erinch R. Ozada
                                            --------------------------------
                                                Erinch R. Ozada


                                        M.H. MEYERSON & CO., INC. - Seller


                                        By: /s/ Martin H. Meyerson
                                            --------------------------------
                                                Martin H. Meyerson, Chairman